EXHIBIT 6.4
                                                                   -----------


                                                                   June 23, 1997


                                     OPTION

                                       TO

                              PURCHASE COMMON STOCK

                                       OF

                          EASY MONEY OF VIRGINIA, INC.


        THE UNDERSIGNED, Easy Money of Virginia, Inc., ("EMI"), hereby grants to James R. Erbes ("Erbes") the right to purchase certain shares of common stock of EMI subject to the following terms:

        1. The amount of shares of stock (the "Stock") eligible to be purchased shall be four percent (4%) of the outstanding common stock of EMI. It is the intent of EMI to authorize ten million (10,000,000) shares of common stock in anticipation of an initial public offering.

        2.     The purchase price shall be seventy-five cents ($.75) per share.

        3. Erbes may either pay for the Stock (i) in cash, (ii) convert any amount owed to Erbes under the Promissory Note attached hereto as Exhibit A, or (iii) any combination of (i) or (ii).

        4. The option must be exercised at any time or until the time of the initial public offering. Erbes will be given thirty (30) days notice before the commencement of such initial public offering.

        5. This option shall be adjusted in order to prevent any dilutive effect.

               WITNESS the following signature this 23 day of June, 1997.


                                            EASY MONEY OF VIRGINIA, INC.


Date: 6/23/97                               By:  /s/ David Greenberg
                                            Title: President